Exhibit 33.6

ASSESSMENT OF COMPLIANCE WITH APPLICABLE SERVICING CRITERIA

TIAA, FSB, (Company) provides this assessment of compliance with the following applicable servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission. Management has determined that the servicing criteria are applicable in regards to the servicing platform for the period as follows:

Platform: TIAA, FSB defines the Platform as single family residential loans serviced on the Company's MSP system. MSP is a fully integrated system that provides TIAA, FSB the ability to automate all areas of loan servicing.

Applicable Servicing Criteria: TIAA, FSB will utilize the servicing criteria set forth in Item 1122 (d) of Regulation AB, excluding those criteria deemed not applicable to the activities performed by TIAA, FSB with respect to single family residential loans serviced on the Company’s MSP system as set forth in the following items:

•	Item 1122 (d)(1)(iii) - Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained
•	Item 1122 (d)(3)(i)(C) – Are filed with the Commission as required by its rules and regulations
•	1122 (d)(3)(ii) - Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
•	Item 1122(d)(4)(xv) – Any external enhancement or other support, identified in Item 1114(a)(1) – through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements

Additionally, the responsibility of TIAA, FSB for compliance with certain criteria is considered to be limited as set forth in the following items:

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Item 1122(d)(4)(i) – Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents except where the company is responsible for securing physical documents relating to the collateral when requested from the Document Custodian as defined in the agreements.

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1122(d)(4)(ii) – Pool assets and related documents are safeguarded as required by the transaction agreements except where the company is responsible for securing physical documents relating to the collateral when requested from the Document Custodian as defined in the agreements.

Period: January 1, 2019 to December 31, 2019

Third parties classified as vendors:

TIAA, FSB has engaged vendors to perform the activities required by the following servicing criteria:

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Item 1122 (d)(2)(i) – Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements

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Item 1122 (d)(4)(xi) – Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

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Item 1122 (d)(4)(iv) - Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the applicable servicer’s obligor records no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

The Company has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by the SEC’s Compliance and Disclosure Interpretation 200.06, Vendors Engaged by Servicers (“C&DI 200.06”). As permitted by C&DI 200.06, the Company has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to these vendors.

With respect to the Platform and the Period, the Company provides the following assessment of compliance with respect to the Applicable Servicing Criteria:

•	The Company is responsible for assessing its compliance with the Applicable Servicing Criteria
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The Company has assessed compliance with the Applicable Servicing Criteria, including servicing criteria for which compliance is determined based on Interpretation C&DI 200.06 as described above, as of and for the Period. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

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Other than as identified on Schedule A hereto, as of and for the Period, the Company was in material compliance with the Applicable Servicing Criteria. Any material instances of noncompliance by a vendor of which the Company is aware and any material deficiency in the Company’s policies and procedures to monitor vendors’ compliance that the Company has identified is specified on Schedule A hereto.

PricewaterhouseCoopers LLP, a registered public accounting firm, has issued an attestation report with respect to the Company’s foregoing assessment of compliance as of and for the Period.

TIAA, FSB

/s/ Mike Koster

By:	Mike Koster

Executive Vice President

Dated:	2/27/2020

/s/ Steven Potts

By:	Steven Potts

Chief Financial Officer

Dated:	2/27/2020

Schedule A

Material Instances of Noncompliance by the Company

NONE

Material Instances of Noncompliance by any Vendor

NONE

Material Deficiencies in Company’s Policies and Procedures to Monitor Vendors’ Compliance

NONE